Exhibit 99.5
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                            STILWELL FINANCIAL INC.

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
                                   STATEMENTS

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

a)   Reflects the net effect of the transactions discussed in notes (b), (c) and
     (d) below.

b) Reflects total payment of approximately $613 million (completed on November 9, 2001) for 609,950 shares of Janus common stock from Mr. Bailey and one other minority stockholder of Janus. Of the $613 million, approximately $13.4 million reflects the increase in Stilwell's ownership percentage of Janus (from approximately 91.6% actual at September 30, 2001 to 98.0%) and resulting decline in minority ownership. The remaining $599.6 million that Stilwell paid for the Janus shares represents intangible assets and goodwill pursuant to the purchase method of accounting. Note, however, that these intangible assets and goodwill were reduced by $64 million representing a one-time non-cash charge to minority interest that was recorded in third quarter 2001 in connection with Stilwell's commitment to purchase the 609,950 shares of Janus common stock. After consultation with third party professionals, Stilwell recorded the charge to reflect that the contractual price to be paid by Stilwell for the Janus common stock exceeded the fair value of the common stock. For purposes of these pro forma financial statements, it was assumed that 50% of the excess cost over tangible net assets represents identifiable intangible assets (approximately $267.8 million). Of the amount included as identifiable intangible assets, it was assumed that 50% represents identifiable intangible assets with indefinite lives (e.g., brand name, fund contracts).

     Stilwell adopted Statement of Financial Accounting Standards No. 141 "Business Combinations" ("FAS 141") and Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" ("FAS 142") for all transactions occurring on or after July 1, 2001. With respect to acquisitions occurring prior to July 1, 2001, FAS 141 and FAS 142 will be adopted on January 1, 2002, as required by the new rules. FAS 141 requires the purchase method of accounting and FAS 142 provides that goodwill and intangible assets with indefinite lives will no longer be amortized. For purposes of these pro forma financial statements, Stilwell has applied these accounting standards to acquisitions occurring after July 1, 2001, as if such transactions occurred on January 1, 2000.

     The intangible assets and goodwill assumed to be recorded in connection with the acquisition do not qualify for amortization under applicable tax rules and therefore, no related tax benefit is associated with the amortization of these items. Pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"), goodwill of $102.4 million associated with deferred income taxes was recorded (utilizing an income tax rate of 38.25%, which approximates Stilwell's statutory rate) only for the assumed specifically identifiable intangible assets based on the difference between the book and tax bases on the date of acquisition. A 20-year period is assumed for those identified intangibles that are assumed to be subject to amortization, representing an estimated weighted average of periods over which such assets would be amortized.


c) Reflects the payment of an estimated $3.4 million (from the gross cash proceeds discussed in note (d)) in various debt issue costs related to the financing, including payments of fees to the underwriter, accountants, attorneys and other professionals. Pursuant to generally accepted accounting principles, these debt issue costs will be capitalized and amortized using the effective yield method over five years.

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d)   Reflects  completion  of the  offering of the senior  notes due November 1,
     2006 and the receipt of estimated gross proceeds of $399.5 million. The proceeds from this offering reflect a discount at issuance of approximately $0.5 million.

e) Reflects a non-recurring charge of $30.8 million ($19.0 million after consideration of tax effects) representing the acceleration of the vesting of a portion of the shares of restricted Janus common stock held by other minority stockholders. The acceleration of vesting is triggered by the sale of Mr. Bailey's remaining Janus shares, one of the effects of which is to terminate Mr. Bailey's contractual rights under the Janus Stock Purchase Agreement, including Mr. Bailey's right to select a majority of the directors of Janus, subject to the approval of Stilwell, which approval may not be unreasonably withheld.

     Pursuant to SEC rules with respect to pro forma financial statements and information, the $19.0 million (after-tax) non-recurring compensation charge is excluded from the unaudited pro forma consolidated condensed statements of income presented herein. The ongoing effect resulting from the additional shares of Janus common stock has been included as computed in note (k) below.


         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

f) Reflects the amortization expense associated with $167.9 million in identified intangible assets that are assumed to be subject to amortization under FAS 142 resulting from Stilwell's acquisition of the Janus common stock from Mr. Bailey and the other Janus minority stockholders as discussed in note (b) above and the Janus purchase on September 4, 2001 of approximately 139,000 shares of its common stock from Janus employees at a cost of $139.8 million. Also reflects the amortization associated with $948.2 million in identified intangible assets and goodwill under generally accepted accounting principles (prior to FAS 142) that required amortization resulting from (a) Stilwell's purchase on March 16, 2001 of 199,042 shares of Janus common stock for approximately $200 million from certain minority stockholders of Janus, other than Mr. Bailey, exercising their put rights under their stock purchase agreements and (b) Stilwell's acquisitions in April and May 2001 of a total of 603,000 shares of Janus common stock at an aggregate purchase price of approximately $606 million from Mr. Bailey and one other minority stockholder of Janus. Assuming the transactions occurred on January 1, 2000, estimated additional amortization expense for the year ended December 31, 2000 and nine months ended September 30, 2001 would total $55.8 million and $21.0 million, respectively. See Note (i) for information regarding the tax impact.

g) Reflects interest expense on the senior notes, which have an effective yield of 7.031% over a 5-year period, resulting in approximately $28.1 million and $21.1 million of additional interest expense during the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

     Stilwell's zero-coupon securities have a 1% yield on the $690 million original issue price over a 30-year period, resulting in approximately $6.9 million and $2.3 million of additional interest expense during the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

     After assuming the use of available cash of the company to purchase portions of the Janus shares (as discussed in (h) below), the pro forma financial statements reflect the borrowing under Stilwell's existing credit facilities in the amount of $189.1 million. Using an assumed interest rate of 6.5%, additional interest expense of $12.3 million and $9.2 million for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively, has been included.


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     If a .00125%  increase is  considered  in the interest rate of 6.5% assumed
     under  the  credit   facilities,   net  income   would  have   declined  by
     approximately $0.2 million and $0.1 million from the total presented in these pro forma financial statements for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively. If a .00125% decline was considered in the rates assumed in these pro forma financial statements, net income would have increased by approximately $0.2 million and $0.1 million from the total presented in these pro forma financial statements for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

     Additionally, interest expense reflects the amortization of debt issue costs incurred to complete the senior notes offering - see note (c) above - which results in additional interest expense of $0.7 million for the year ended December 31, 2000 and $0.5 million for the nine months ended September 30, 2001, respectively. With respect to the zero-coupon securities, interest expense reflects the amortization of debt issue costs incurred to complete the financing over a period of one year (i.e., the first instance at which the zero-coupon securities may be put to Stilwell), which results in additional interest expense of $16.4 million in 2000.

     Approximately $7.0 million of interest expense recorded during the nine months ended September 30, 2001 associated with the purchase of shares from Mr. Bailey was eliminated assuming that the acquisition occurred on January 1, 2000. Additionally, approximately $6.8 million in amortization of debt issue costs recorded during the nine months ended September 30, 2001 was eliminated assuming these costs were fully amortized in year 2000 as noted above.

     See consideration of the tax effects of these entries in (i) below.

h) Assuming these transactions occurred on January 1, 2000, Stilwell would have used $300.0 million of its existing cash to help fund these acquisitions. Using an assumed cash interest rate of 4.5% in 2000 and 3.0% in 2001, Stilwell would have forfeited the opportunity to earn approximately $13.5 million and $6.7 million in interest income for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively. See consideration of the tax effects on this interest in (i) below.

i) Reflects the income tax effect - using an income tax rate of 38.25%, which approximates Stilwell's statutory rate - resulting from the amortization of debt issue costs discussed in note (c) and (g) above, the interest associated with the various type of indebtedness as discussed in note (g) above, the deferred income tax effect of amortization of identified intangibles as discussed in notes (b) and (f) above and reduced interest income as discussed in note (h) above.

     Approximately $5.3 million was added to income taxes reflecting the income tax effect of the reduction in interest expense and reduction in debt issue costs recorded during the nine months ended September 30, 2001 as discussed in note (g) above, assuming the acquisition occurred on January 1, 2000.

j) Stilwell's ownership percentage of Janus increased from approximately 82.1% to approximately 98.0% assuming the following transactions occurred on January 1, 2000: (a) Stilwell's acquisition of the 1,411,992 shares of Janus common stock and Janus' acquisition of approximately 139,000 shares of its common stock and (b) the acceleration of the vesting of Janus shares as discussed in note (e) above. Assuming the acquisitions occurred on January 1, 2000, Stilwell would have recorded an additional $97.0 million and $30.0 million in net income (as a result of reduced minority interest) for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively, reflecting an increased ownership in Janus.

k) Diluted earnings per share excludes 15,965,754 million shares related to the convertible debt securities, because it has been assumed that the conversion conditions have not been met.


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